UNITED STATES

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SCHEDULE 14A

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Dell Inc.

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On July 24, 2013, the Special Committee of the Board of Directors of Dell Inc. issued the following press release

DELL SPECIAL COMMITTEE RECEIVES REVISED PROPOSAL

FROM MICHAEL DELL AND SILVER LAKE

Buyer Group Offers $13.75 Per Share in Cash Subject to Certain Conditions

Special Meeting To Be Adjourned To August 2

Round Rock, TX – July 24, 2013 – The Special Committee of the Board of Dell Inc. (NASDAQ: DELL) announced today that it has received a revised proposal from Michael Dell and global technology investment firm Silver Lake under which they would increase the price at which they would acquire the company to $13.75 per share in cash, subject to certain conditions.

In light of the revised proposal, which the Special Committee is evaluating with the assistance of its financial and legal advisors, the Special Meeting of Stockholders previously scheduled to be reconvened today at 5:00 p.m. Central Daylight Time at the Dell Round Rock Campus, 501 Dell Way, Round Rock, Texas 78682 will be adjourned to August 2, 2013 at 9:00 a.m. Central Daylight Time at the same location.

The proposal letter follows:

July 23, 2013

Special Committee of the Board of Directors of Dell Inc.

c/o Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen

Dear Members of the Special Committee:

In light of the circumstances surrounding the Dell Inc. (the “Company”) stockholders’ consideration of the proposal to adopt the merger agreement between the Company and Denali Holding Inc. and certain of its affiliates, we propose amending the merger agreement as described below. We believe these amendments are fair and in the best interests of the Company’s unaffiliated stockholders and provide the best alternative available to the Special Committee to maximize stockholder value.

Our proposed amendments to the merger agreement are as follows:

1.	increase the merger consideration to $13.75 in cash per share of Company common stock, representing an increase in the consideration to be paid to unaffiliated stockholders of approximately $150 million; and

2.	modify the “Unaffiliated Stockholder Approval” requirement in the merger agreement to provide that the voting requirement is the approval of a majority of the outstanding shares held by the unaffiliated stockholders that are present in person or by proxy and voting for or against approval of the merger agreement at the stockholder meeting.

This is our best and final proposal. We are not willing to discuss any further increase in the merger consideration nor are we willing to increase the merger consideration to $13.75 per share without the change to the Unaffiliated Stockholder Approval requirement described above. If the Special Committee believes that it would be appropriate to reset the record date for the special meeting in connection with this change to the Unaffiliated Stockholder Approval requirement, we would be ready to accept a new record date so long as the resulting delay in the special meeting is the minimum required by law.

We believe our proposed change to the Unaffiliated Stockholder Approval requirement is fair and reasonable to the Company’s unaffiliated stockholders, particularly in the context of our willingness to increase the merger consideration. There is simply no rational basis for shares that are not voted to count as votes against the merger agreement for purposes of the unaffiliated stockholder vote. If a majority of the shares held by unaffiliated stockholders who vote are voted in favor of the merger agreement, it would be unfair to deny these stockholders the merger consideration they wish to accept solely because shares not voting are counted as votes against the transaction.

We welcome the opportunity to discuss this proposal with the Special Committee and its advisors as soon as possible. This proposal will automatically be withdrawn and terminate at 6:00 p.m. New York time on July 24, 2013, unless extended in writing by us in our sole discretion. No legally binding obligation will be created on any person with respect to this proposal unless and until a mutually acceptable definitive amendment to the merger agreement has been entered into by the parties.

We look forward to your response.

Sincerely,

DENALI HOLDING INC.

By:	/s/
Name:	Egon Durban

By:	/s/
Name:	Michael S. Dell

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

Media Contacts for the Special Committee:

George Sard/Paul Verbinnen/Jim Barron/Matt Benson

Sard Verbinnen & Co

(212) 687-8080

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 (as amended with the filing of a Form 10-K/A on June 3, 2013 containing Part III information) and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.